Exhibit 99.2

Antero Midstream Simplification Transaction October 9, 2018

Legal Disclaimer NO OFFER OR SOLICITATION This presentation relates to a proposed business combination transaction (the “Transaction”) between Antero Midstream Partners LP (“AM”) and Antero Midstream GP LLC (“AMGP”). This presentation is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, in any jurisdiction, pursuant to the Transaction or otherwise, nor shall there be any sale, issuance, exchange or transfer of the securities referred to in this document in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. IMPORTANT ADDITIONAL INFORMATION In connection with the Transaction, AMGP will file with the U.S. Securities and Exchange Commission (“SEC”) a registration statement on Form S-4, that will include a joint proxy statement of AM and AMGP and a prospectus of AMGP. The Transaction will be submitted to AM’s unitholders and AMGP’s shareholders for their consideration. AM and AMGP may also file other documents with the SEC regarding the Transaction. The definitive joint proxy statement/prospectus will be sent to the shareholders of AMGP and unitholders of AM. This document is not a substitute for the registration statement and joint proxy statement/prospectus that will be filed with the SEC or any other documents that AMGP or AM  may file with the SEC or send to shareholders of AMGP or unitholders of AM in connection with the Transaction. INVESTORS AND SECURITY HOLDERS OF AM AND AMGP ARE URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE TRANSACTION WHEN IT BECOMES AVAILABLE AND ALL OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION AND RELATED MATTERS.  Investors and security holders will be able to obtain free copies of the registration statement and the joint proxy statement/prospectus (when available) and all other documents filed or that will be filed with the SEC by AMGP or AM through the website maintained by the SEC at http://www.sec.gov. Copies of documents filed with the SEC by AM will be made available free of charge on AM’s website at http://investors.anteromidstream.com/investor-relations/AM, under the heading “SEC Filings,” or by directing a request to Investor Relations, Antero Midstream Partners LP, 1615 Wynkoop Street, Denver, Colorado 75219, Tel. No. (303) 357-7310. Copies of documents filed with the SEC by AMGP will be made available free of charge on AMGP’s website at http://investors.anteromidstreamgp.com/Investor-Relations/AMGP or by directing a request to Investor Relations, Antero Midstream GP LP, 1615 Wynkoop Street, Denver, Colorado 75219, Tel. No. (303) 357-7310.  PARTICIPANTS IN THE SOLICITATION AMGP, AM, Antero Resources Corporation (“AR”) and the directors and executive officers of AMGP and AM’s respective general partners and of AR may be deemed to be participants in the solicitation of proxies in respect to the Transaction. Information regarding the directors and executive officers of AM’s general partner is contained in AM’s 2018 Annual Report on Form 10-K filed with the SEC on February 13, 2018, and certain of its Current Reports on Form 8-K. You can obtain a free copy of this document at the SEC’s website at http://www.sec.gov or by accessing AM’s website at http://www.anteromidstream.com. Information regarding the executive officers and directors of AMGP’s general partner is contained in AMGP’s 2018 Annual Report on Form 10-K filed with the SEC on February 13, 2018 and certain of its Current Reports on Form 8-K. You can obtain a free copy of this document at the SEC’s website at www.sec.gov or by accessing the AMGP’s website at http://www.anteromidstream.com. Information regarding the executive officers and directors of AR is contained in AR’s 2018 Annual Report on Form 10-K filed with the SEC on February 13, 2018 and certain of its Current Reports on Form 8-K. You can obtain a free copy of this document at the SEC’s website at www.sec.gov or by accessing the AMGP’s website at http:// www.anteroresources.com. Investors may obtain additional information regarding the interests of those persons and other persons who may be deemed participants in the Transaction by reading the joint proxy statement/prospectus regarding the Transaction when it becomes available. You may obtain free copies of this document as described above. FORWARD LOOKING STATEMENTS This presentation includes "forward-looking statements" within the meaning of federal securities laws.  Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond AM’s and AMGP’s control.  All statements, other than historical facts included in this presentation, are forward-looking statements.  All forward-looking statements speak only as of the date of this presentation and are based upon a number of assumptions.  Without limiting the generality of the foregoing, forward-looking statements contained in this presentation specifically include the expected consideration to be received in connection with the closing of the Transaction, the timing of consummation of the Transaction, if at all, the extent of the accretion, if any, to AMGP shareholders and AM unitholders, pro forma AM dividend and DCF coverage targets, estimated pro forma AM dividend CAGR and leverage metrics, the effect that the elimination of the IDRs and Series B Units will have on AM’s cost of capital, New AM’s growth opportunities following the consummation of the Transaction, including with respect to its organic project backlog, the pro forma dividend and DCF coverage ratio targets for Antero Midstream Corporation (“New AM”), that New AM does not expect to pay material cash taxes through at least 2024, and whether the structure resulting from the merger will be more appealing to a wider set of investors. Although AM and AMGP each believe that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that the assumptions underlying these forward-looking statements will be accurate or the plans, intentions or expectations expressed herein will be achieved.  For example, future acquisitions, dispositions or other strategic transactions may materially impact the forecasted or targeted results described in this presentation.  Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.  Nothing in this presentation is intended to constitute guidance with respect to AR.  AM and AMGP caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the AM’s and AMGP’s control, incident to the gathering and processing and fresh water and waste water treatment businesses.  These risks include, but are not limited to, AR’ expected future growth, AR’s ability to meet its drilling and development plan, commodity price volatility, ability to execute AM’s business strategy, competition and government regulations, actions taken by third-party producers, operators, processors and transporters, inflation, environmental risks, drilling and completion and other operating risks, regulatory changes, the uncertainty inherent in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under “Risk Factors” in AM’s Annual Report on Form 10-K for the year ended December 31, 2017. 2

Special Committee Process Objectives 3 1 Achieve a “win-win-win” Transaction Across the Antero Family Improve the financial profile and deliver value to all three Antero equities including AR, AM and AMGP Maintain target distributions to AM unitholders with strong coverage Further Align the Interest of All Antero Equity Holders and Management Remove the perceived alignment of interest questions related to management/ PE sponsor ownership of GP/IDRs relative to AR shareholders Simplify the Structure and Unlock Shareholder Value Simplify the structure for current and future investors Eliminate the eventual IDR drag on AM cash flow growth and cost of capital Maintain Antero’s Integrated Strategy & Long-Term Outlook Maintain senior management’s long-term vision to build the most integrated NGL and natural gas business in the U.S. Return of Capital to AR Shareholders Enable AR to capitalize on opportunity to repurchase shares at a discount to both intrinsic value and relative value of comparable elite operators 2 3 4 While evaluating potential alternatives to increase shareholder value, there were a number of key objectives: 5

Today’s Strategic Announcement 4 1 AMGP to acquire AM in a midstream simplification transaction AM public unitholders receive all-in consideration valued at $31.41/unit Eliminates IDRs, lowering AM cost of capital Tax basis step-up eliminates ~$375 MM of expected AMGP taxes through 2022 Resulting entity is a C-corp for tax AND governance purposes Larger public float and expected to benefit from broader institutional ownership and enhanced trading liquidity Double digit average annual accretion to both AM unitholders and AMGP shareholders in the previously communicated forecast period of 2019 through 2022 on a distributable cash flow basis Creates “best in class” large cap midstream entity with the highest expected distribution growth (“New AM”) Reaffirmed long-term distribution growth targets AM public unitholders more than “made-whole” on previously communicated distribution targets with higher DCF coverage in the 1.2x – 1.3x range through 2022 $2.7 billion organic project backlog from 2018 through 2022 without the need for equity financing 2 Completed the Special Committee process

Best in Class Midstream Vehicle

Simplification "checks all the boxes" for midstream investors

Attribute	Antero Midstream Corporation
1099 Tax Form	C-corp for tax and governance purposes with 1099 tax form
No IDRs	One publicly traded midstream security with no IDRs
Self-funding Model	No expected equity needs to fund $2.7 billion organic project backlog
Reasonable Leverage	Leverage near 3.0x expected to decline into the low 2-times
Visible Growth	Organically driven distribution CAGR of 27% from 2018 - 2021
Capital Efficiency	Just-in-time non-speculative capital investment with 15 to 20% ROIC
Strong DCF Coverage	1.2x – 1.3x DCF coverage with long-term visibility
Sufficient Liquidity	~$4.0 billion public float, or 44% of the shares outstanding
Elected Board	C-corp board governed with a majority of independent directors
Tax Shield	Substantially shielded from anticipated taxes through at least 2024

5

Simplification Transaction Overview

Antero Midstream GP LP ("AMGP") to acquire Antero Midstream Partners LP ("AM") creating a premier Appalachian infrastructure organic growth corporation

"Antero Midstream Corporation" (NYSE: AM) or "New AM"

Key Deal Terms	• AMGP to acquire 100% of outstanding common units of AM, including common units owned by AR • Elimination of incentive distribution rights ("IDRs") and Series B profits interest • All-in consideration to AM public unitholders valued at $31.41/unit consisting of 1.635 AMGP shares and $3.415/unit in cash based on 10/8/18 AMGP share price (1.832x equivalent exchange ratio) (1) • All-in consideration to AR owned AM units valued at $30.43/unit consisting of 1.6023 AMGP shares and $3.00/unit in cash (1.776x equivalent exchange ratio assuming all equity consideration)(2) • Total aggregate cash consideration of $598 MM • AM public unitholder consideration represents a 7% premium to the October 8, 2018 close and 19% premium to the unaffected AM unit price prior to the formation of the Special Committees on 2/23/2018
Structure	• Pro forma entity will convert to a C-corp for tax and governance purposes and will be renamed Antero Midstream Corporation ("New AM") • New AM will trade on the NYSE and will retain the "AM" ticker symbol • Streamlined governance and Board of Directors composition with majority of independent directors
Taxes	• Taxable to all AM common unitholders and New AM receives the benefit of a tax basis "step-up" • Not expected to pay any material federal or state income taxes through at least 2024 • PV-10 savings of approximately $800 million to New AM from tax basis step-up
Dividends & DCF Coverage	• New AM dividend targets increase AM unitholders distribution targets through the previously communicated period from 2019 through 2022(2) while maintaining DCF coverage of 1.2x – 1.3x(3)
Financing	• Transaction to be financed through borrowings on New AM's revolving credit facility • AM expects to exercise its accordion feature, increasing borrowing capacity to $2.0 Billion • Maintains trajectory towards investment grade credit profile
Voting & Close	• Subject to majority of minority vote at AMGP and AM and expected to close in the first quarter of 2019

(1) Represents exchange ratio assuming 100% equity election (based on 1.635 equity exchange, plus $3.415 cash converted at 20-day AMGP VWAP).
(2) Assuming AM unitholders elect 100% equity consideration (based on 1.6023 equity exchange, plus $3.00 cash converted at 20-day AMGP VWAP) . 3) Dividends are subject to Board approval.

6

Antero Family Simplified Pro Forma Structure 7 Status Quo Structure Simplified Pro Forma Structure Midstream simplification transaction results in one publicly traded midstream infrastructure corporation with no IDRs and AR as its largest shareholder 1) Series B profits interest held by Antero management. 53% Sponsors/ Management Public Public 27% 73% Sponsors/ Management Public 59% 41% 47% 27% 73% 31% Public Public Sponsors/ Management Sponsors/ Management 25% Series B Profits Interest (1) 44% New AM 100% Incentive Distribution Rights (IDRs) 188 MM units 186 MM shares 508 MM shares

New AM – Increased Cash Dividend Targets 8 8 Note: Note: For additional information regarding Non-GAAP Financial Measures and Definitions please see appendix. 2019 distribution growth target relative to midpoint of 2018 guidance of $0.54/share and $1.72/unit for AMGP and AM, respectively. Represents all-in consideration assuming 100% equity to AM public unitholders (1.635 AMGP shares plus ($3.415 / AMGP 20-day VWAP)). New AM Long-term Dividend, Leverage, and DCF Coverage Targets DCF Coverage Target of 1.2x – 1.3x +29% YoY New AM will increase its initial 2019 dividend and target the same year-over-year growth rates as legacy AM distributions with stronger DCF coverage (as a result of tax savings through 2022 and beyond) +20% YoY +20% YoY DCF Coverage Target of 1.2x – 1.3x DCF Coverage Target of 1.1x – 1.2x Status Quo AM Targets – AM Public Unitholder Perspective +29% YoY +20% YoY +20% YoY +32% YoY (1) +130% YoY(1) New AM Dividend: $1.24 x Exchange Ratio 1.832x(2) = AM Equivalent $2.27 x 1.832x x 1.832x x 1.832x x 1.832x $2.21 $2.85 $3.42 $4.10 $2.27 $2.93 $3.52 $4.22 0.5x 1.0x 1.5x 2.0x 2.5x 3.0x 3.5x $0.00 $0.50 $1.00 $1.50 $2.00 $2.50 $3.00 $3.50 $4.00 $4.50 2019 Target 2020 Target 2021 Target 2022 Target Leverage and DCF Coverage Ratio Distribution Per Unit AM Status Quo Distribution Target (Midpoint) New AM Targets - 100% Equity Consideration Assumed Status Quo AM Net Debt / LTM Adjusted EBITDA $1.24 $1.60 $1.93 $2.31 0.5x 1.0x 1.5x 2.0x 2.5x 3.0x 3.5x $0.00 $0.50 $1.00 $1.50 $2.00 $2.50 2019 Target 2020 Target 2021 Target 2022 Target Leverage and DCF Coverage Ratio Dividend Per Share Dividend Per Share Targets (Midpoint) New AM Debt / LTM Adjusted EBITDA

Simplification Transaction Sources & Uses 9 Transaction Sources and Uses Sources $MM AMGP Common Equity Issuance(1) $5,510 Revolving Credit Facility 619 Total $6,129 Uses $MM Acquisition of AM (Equity) $5,510 Acquisition of AM (Cash) 598 Estimated Transaction Fees 21 Total $6,129 Pro Forma Capitalization & LTM Debt / Adjusted EBITDA Expected to close in 1Q19 with ~3.1x leverage Declining into low 2x Note: For additional information regarding Non-GAAP Financial Measures and Definitions please see appendix. 1) Based on issuance of 322 million shares in transaction and AMGP price of $17.12/share. 1.0x 1.5x 2.0x 2.5x 3.0x 3.5x 4.0x Transaction / Projected Financing Pro Forma 6/30/2018 Adjustments 6/30/2018 Cash $20 $20 Debt 5.375% Senior Notes $650 $0 $650 Revolver Borrowings 770 619 1,389 Total Net Debt $1,400 $2,019 LTM Adjusted EBITDA $607 $607 Net Debt / Adjusted EBITDA 2.3x 3.3x Credit Facility Capacity $1,500 $500 $2,000 Liquidity $730 (119) $611

Highest Dividend Growth Among Top 20 Midstream 10 New AM will be a unique midstream vehicle with scale, low leverage and high distribution growth all in a C-corp structure C-CORP Leverage MLP ENBRIDGE ONEOK KINDER MORGAN TRANSCANADA WILLIAMS ANTERO MIDSTREAM * * * * * * * TARGA RESOURCES * * PLAINS ALL AMERICAN * Eliminated IDRs * Source: FactSet. Top 20 midstream companies by market capitalization. Pro forma for announced combination or simplification transactions including Cheniere, Enbridge, Energy Transfer and AMGP/AM. 13 of 20 entities have simplified and 8 of 20 are C-Corps One of only Eight C-corp Midstream Entities with the Highest Distribution Growth and Lowest Leverage * * * 4.1x 3.3x 4.0x 3.6x 4.3x 3.8x 3.4x 3.7x 3.3x 5.7x 5.4x 5.8x 1.9x 2.9x 3.6x 8.7x 4.5x 4.6x 5.1x 3.1x 1% 3% 3% 3% 3% 5% 5% 6% 6% 7% 7% 8% 8% 10% 10% 11% 11% 12% 22% 27% 0% 5% 10% 15% 20% 25% 30% 0.0x 1.0x 2.0x 3.0x 4.0x 5.0x 6.0x 7.0x 8.0x 9.0x 10.0x EnLink Midstream Partners Tallgrass Energy LP Enterprise Products Enable Midstream Targa Resources Andeavor Logistics Western Gas Partners MPLX Magellan Midstream Partners TransCanada Enbridge Energy Transfer Shell Midstream Phillips 66 ONEOK Cheniere Energy Partners Plains All American Pipeline Williams Kinder Morgan Antero Midstream 3 - Year Dividend CAGR (2018 – 2021) Net Debt / Adjusted EBITDA

Yield vs. Growth Correlation Implies Attractive Value 11 Source: FactSet. Prices as of 10/08/2018. Yield vs. Dividend/Distribution Growth (2018 – 2021) New AM dividend targets imply 4.1% yield ($23/share) based on 2018 – 2021 dividend growth of 27% Antero Midstream Corporation’s dividend growth profile supports a premium valuation based on comparable C-corps and entities that eliminated IDRs Valuation (i.e. yield) highly correlated to distribution growth, exhibiting a 0.77 r-squared EPD CEQP MPLX KMI OKE SEMG TRGP ENB WMB PAGP WPZ ENLC Current AMGP ETE TGE 0.0% 2.0% 4.0% 6.0% 8.0% 10.0% 12.0% 0.0% 10.0% 20.0% 30.0% 40.0% 50.0% Current Yield (%) 2018 - 2021 Distribution CAGR C - Corps and Entities that Eliminated IDRs

Simplification Transaction Summary

1. **Simplifies midstream structure and aligns all Antero equity holders**
   - C-Corp structure without IDRs is the increasingly preferred structure by investors
   - Broadens potential investor base and creates opportunity for inclusion in major equity indices
2. **Tax efficient and eliminates ~$375 MM of expected taxes through 2022**
   - Taxable to AM unitholders; however, pro forma entity benefits from tax shield provided by basis step-up resulting in increased pro forma dividends and accretion
3. **Mutually beneficial and immediately accretive to both AMGP and AM DCF/Unit**
   - AM public unitholders receive up front premium and increased distributions on same growth profile
   - Highest distribution growth among infrastructure C-Corps with DCF coverage of 1.2x – 1.3x
4. **Improves cost of capital to pursue additional growth opportunities**
   - Elimination of IDRs lowers cost of capital and structure enhances trajectory towards investment grade ratings
5. **Enhances governance and shareholder rights**
   - Elected Board with C-corp governance and majority of independent directors
6. **Cash consideration and free cash flow expected to fully fund AR's announced buy-back & deleveraging program**
   - AR monetization of New AM shares not necessary to achieve AR buy-back and 5-year targets
   - AR will own ~31% of New AM with C-corp governance

12

Appendix

Long-term Outlook – Status Quo vs. Pro Forma 14 AM Targets / Policies Pro Forma AMGP Entity Status Quo Distribution Growth Targets Change DCF Coverage Ratio Leverage Policy 5-Year Organic Project Backlog (2018-2022) 29% Through 2020 20% in 2021 & 2022 29% Through 2020 20% in 2021 & 2022 No Change 1.2x–1.3x through 2020 and 1.1x-1.2x from 2021 - 2022 1.2x – 1.3x through 2022 +0.00x - +0.10x Low 2x range with ability temporarily flex to 3x Initial flex to ~3x then low 2x by 2022 No Change $2.7 Billion $2.7 Billion No Change Distribution Growth Targets DCF Coverage Ratio Leverage Policy 5-Year Organic Project Backlog (2018-2022) 64% in 2019 53% in 2020 29% in 2021 27% in 2022 Immediate accretion 130% in 2019 29% in 2020 20% in 2021 & 2022 N/A 1.0x 1.2x – 1.3x through 2022 +0.2x + 0.3x Unlevered Initial flex to ~3x then low 2x by 2022 + 2x – 3x No capital investment $2.7 Billion $2.7 billion

Series B Profits Elimination 15 Prior to Simplification: The Series B profits interests were created in December 2016 through an agreement between Antero’s co-founders and private equity sponsors, who jointly owned 100% of IDR LLC prior to the AMGP IPO Series B units are entitled to receive up to 6% of the IDR distributions from AM in excess of $7.5 million on a quarterly basis After vesting Series B holders have the option to exchange into AMGP common shares at any time up until December 31, 2026 based on 6% of AMGP’s equity market capitalization at the time of the exchange less $2 billion (mandatory exchange on 12/31/26) AMGP does not have the right to force exchange until 12/31/26 Units vest ratably over a three year period beginning on December 31, 2016 After Simplification: In order to facilitate the simplification transaction Series B Holders have agreed to an early termination of the Series B profits interest at closing Under existing terms of Series B units, would be exchangeable at holder’s option following closing and until 12/31/26 up to 6.0% of the pro forma market cap of New AM in excess of $2.0 billion Instead, agreed to exchange into a fixed 17.354 MM shares of New AM at closing of simplification, which represents approximately 4.4% of the pro forma market cap of New AM in excess of $2.0 billion Gave up 8 years of option value on future AM and AMGP equity issuances and market capitalization increases Vesting Schedule remains in place and Series B unitholders will not receive New AM dividends on the unvested shares in 2019

Antero Midstream Non-GAAP Measures 16 Non-GAAP Financial Measures and Definitions Antero Midstream views Adjusted EBITDA as an important indicator of the Partnership’s performance. Antero Midstream defines Adjusted EBITDA as Net Income before interest expense, depreciation expense, impairment expense, accretion of contingent acquisition consideration, equity-based compensation expense, excluding equity in earnings of unconsolidated affiliates and including cash distributions from unconsolidated affiliates. Antero Midstream uses Adjusted EBITDA to assess: the financial performance of the Partnership’s assets, without regard to financing methods in the case of Adjusted EBITDA, capital structure or historical cost basis; its operating performance and return on capital as compared to other publicly traded partnerships in the midstream energy sector, without regard to financing or capital structure; and the viability of acquisitions and other capital expenditure projects. The Partnership defines Distributable Cash Flow as Adjusted EBITDA less interest paid, income tax withholding payments and cash reserved for payments of income tax withholding upon vesting of equity-based compensation awards, cash reserved for bond interest and ongoing maintenance capital expenditures paid. Antero Midstream uses Distributable Cash Flow as a performance metric to compare the cash generating performance of the Partnership from period to period and to compare the cash generating performance for specific periods to the cash distributions (if any) that are expected to be paid to unitholders. Distributable Cash Flow does not reflect changes in working capital balances. The Partnership defines Return on Invested Capital as net income plus interest expense divided by average total liabilities and partners’ capital, excluding current liabilities. Management believes that Return on Invested Capital is a useful indicator of the Partnership’s return on its infrastructure investments. The Partnership defines consolidated net debt as consolidated total debt less cash and cash equivalents. Antero Midstream views consolidated net debt as an important indicator in evaluating the Partnership’s financial leverage. The Partnership defines leverage as net debt divided by Adjusted EBITDA.

Adjusted EBITDA and DCF Reconciliation 17 Adjusted EBITDA and DCF Reconciliation ($ in thousands) Three months ended June 30, 2017 2018 Net income $ 87,175 $ 109,466 Interest expense 9,015 14,628 Impairment of property and equipment expense — 4,614 Depreciation expense 30,512 36,433 Accretion of contingent acquisition consideration 3,590 3,947 Accretion of asset retirement obligations — 34 Equity-based compensation 6,951 5,867 Equity in earnings of unconsolidated affiliates (3,623) (9,264) Distributions from unconsolidated affiliates 5,820 10,810 Gain on sale of assets- Antero Resources — (583) Adjusted EBITDA 139,440 175,952 Interest paid (2,308) 372 Decrease in cash reserved for bond interest (1) (8,734) (8,734) Income tax withholding upon vesting of Antero Midstream Partners LP equity-based compensation awards(2) (2,431) (1,500) Maintenance capital expenditures(3) (16,422) (16,000) Distributable Cash Flow $ 109,545 $ 150,090 Distributions Declared to Antero Midstream Holders Limited Partners 59,695 72,943 Incentive distribution rights 15,328 28,461 Total Aggregate Distributions $ 75,023 $ 101,404 DCF coverage ratio 1.5x 1.3x 1) Cash reserved for bond interest expense on Antero Midstream’s 5.375% senior notes outstanding during the period that is paid on a semi-annual basis on March 15th and September 15th of each year. 2) Estimate of current period portion of expected cash payment for income tax withholding attributable to vesting of Midstream LTIP equity-based compensation awards to be paid in the fourth quarter. 3) Maintenance capital expenditures represent the portion of our estimated capital expenditures associated with (i) the connection of new wells to our gathering and processing systems that we believe will be necessary to offset the natural production declines Antero Resources will experience on all of its wells over time, and (ii) water delivery to new wells necessary to maintain the average throughput volume on our systems.

Antero Midstream Non-GAAP Measures 18 Twelve Months Ended June 30, 2018 Net income $ 362,620 Interest expense 45,631 Impairment of property and equipment expense 28,045 Depreciation expense 130,379 Accretion of contingent acquisition consideration 14,180 Accretion of asset retirement obligations 68 Equity-based compensation 26,124 Equity in earnings of unconsolidated affiliate (31,467) Distributions from unconsolidated affiliates 32,270 Gain on sale of asset – Antero Resources (583) Adjusted EBITDA $ 607,267 The following table reconciles net income to Adjusted EBITDA for the twelve months ended June 30, 2018 as used in this presentation (in thousands): June 30, 2018 Bank credit facility $ 770,000 5.375% AM senior notes due 2024 650,000 Consolidated total debt $ 1,420,000 Cash and cash equivalents (19,525) Consolidated net debt $ 1,400,475 The following table reconciles consolidated total debt to consolidated net debt (“Net Debt”) as used in this presentation (in thousands):